EXHIBIT 99.1

Contact:	Richard A. Lechleiter
Executive Vice President and
Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE ANNOUNCES VOTING RESULTS

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

LOUISVILLE, Ky. (May 21, 2013) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced the voting results of the Company’s 2013 Annual Meeting of Shareholders held on May 21, 2013.

At the annual meeting, the Company’s shareholders voted to elect the following board members to terms expiring at the Company’s 2014 Annual Meeting of Shareholders: Edward L. Kuntz, Joel Ackerman, Jonathan D. Blum, Thomas P. Cooper, M.D., Paul J. Diaz, Christopher T. Hjelm, Isaac Kaufman, Frederick J. Kleisner, John H. Short, Ph.D. and Phyllis R. Yale.

In addition to electing directors, the Company’s shareholders approved the Company’s executive compensation program, Short-Term Incentive Plan, and 2013 Long-Term Incentive Plan and ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-125 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $6 billion and approximately 76,000 employees in 46 states. At March 31, 2013, Kindred through its subsidiaries provided healthcare services in 2,169 locations, including 116 transitional care hospitals, six inpatient rehabilitation hospitals, 204 nursing centers, 24 sub-acute units, 101 Kindred at Home hospice, home health and non-medical home care locations, 103 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,615 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for five years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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680 South Fourth Street Louisville, Kentucky 40202

502.596.7300 www.kindredhealthcare.com